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EXHIBIT 1A-6-2

MATERIAL CONTRACTS:

GLOBAL MASTER SUBLICENSE

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MASTER SUBLICENSE AGREEMENT

THIS MASTER SUBLICENSE AGREEMENT (“Agreement”), made effective as of August 1, 2025 (the “Effective Date”), is by and between ADVENT LICENSING, LLC, a Delaware limited liability company located at 1100 Brickell Bay Drive, Suite 66E, Miami, Florida 33131 (“Licensor”) and BUFFALO CHIP GLOBAL, INC., a Delaware corporation having a business address of 1100 Brickell Bay Drive, Suite 66E, Miami, Florida 33131 (“Licensee”) (collectively, hereafter a “Party” or, together, “Parties”).

Licensor is the owner by assignment dated July 30, 2025 of a License Agreement by and between BUFFALO CHIP CAMPGROUND, LLC (“Original Licensor”) and DOUBLE RAINBOW, LLC

(“Original Licensee”) effective as of April 3, 2025 (“Original License Agreement”).

Licensor intends to sublicense to Licensee its right to use and exploit the Business License that is the subject of the Original License Agreement.

Licensee intends to use and otherwise exploit and license to others the Business License that is the subject of the Original License Agreement.

NOW, THEREFORE, affirming the accuracy of the above Recitals (which form a part of this Agreement) and in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the Parties intending to be legally bound, the Parties agree as follows:

Agreement

1.DEFINED TERMS

The defined terms have the meanings as stated in the Agreement provisions below, or as stated in the Original License Agreement and APPENDIX I thereto, a copy of which is attached hereto and incorporated by reference.

2.LICENSE GRANT

Licensor hereby grants to Licensee and its Affiliates, for the duration of the Term, a license to utilize, exploit and/or to sublicense the exploitation of the Licensed Properties in the Territory on or in connection with all or any part of the possible lawful applications of the Business License by Licensee, hereinafter the “Sublicense”, subject to the terms and conditions of the Original License Agreement.

3.PAYMENT OBLIGATIONS OF LICENSEE

a)Fees and Royalty to Original Licensor. In exchange for the Sublicense and rights granted in this Agreement, Licensee agrees to pay to Original Licensor during the term of the Agreement the License Fee as set forth in Sections 3 and 4 of the Original License.

b)Fees and Royalty to Licensor. In exchange for the Sublicense and rights granted in this Agreement, Licensee further agrees to pay to Licensor $350,000 (three hundred fifty

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thousand dollars) starting on September 1, 2025 and annually thereafter for the life of the Agreement (“Sublicense Fee”). Beginning with the fifth year of the Sublicense, the Sublicense Fee shall increase annually by 1.5%. Licensor may defer, at its sole discretion, all or part of the Sublicense Fee, said amounts to accrue and be payable upon Termination as set forth in Section 7 hereto or as otherwise agreed to by the Parties. No Sublicense Fee deferred by Licensor shall be subject to late payment fees or penalties.

4.CHANGE OF CONTROL OF LICENSEE

a)Change in Control. A “Change in Control” shall be deemed to have occurred if any of the following occurs with respect to Licensee, whether in a single transaction or a series of related transactions: (i) the direct or indirect sale or exchange by the stockholders of Licensee of more than fifty percent (50%) of the voting stock of Licensee; (ii) a merger or consolidation in which the Licensee is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Licensee; or (iv) a liquidation or dissolution of Licensee (collectively, a “Transaction”), in each case as a result of which the stockholders of Licensee immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of Licensee’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of Licensee or any surviving corporation or other business entity to which the assets of Licensee were transferred.

b)Licensor Approval. Licensee shall provide written notice to Licensor of any impending Change of Control of Licensee or any sublicensee of Licensee as soon as the impending Change of Control can be legally disclosed. Within fifteen days of the receipt of a written notice pursuant to this Provision, the Chief Executive Officer of each Party shall meet to discuss the impact of any proposed change of control upon the Agreement and to discuss the possible nature of the relationship with the combined entity and the Licensor may (at its option) terminate the Sublicense or require confirmation in writing by the controlling entity of its performance of the obligations of the Licensee fully in accordance with this Agreement.

5.ORIGINAL LICENSE AGREEMENT

a)Incorporation. The terms and conditions of the Original License Agreement, specifically Defined Terms (Section 1), License Grant (Section 2), Fees and Royalty to [Original] Licensor and Related Financial Terms (Section 3), Payment, Accounting and Reports (Section 4), Quality Standards and Control; Approvals (Section 5), Trademark and Copyright Notices (Section 6), Registration Maintenance (Section 7), Registration and Administration of New Marks (Section 6), and Infringement (Section 10) are incorporated herein, including any amendments thereto. Licensee shall comply with all terms and conditions applicable to Licensor thereunder unless otherwise restricted herein.

b)Amendments to Original License Agreement. Licensor shall have the sole authority to make or negotiate any amendments, waiver, or other material changes to the Original

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License Agreement, which changes shall be disclosed to and discussed with Licensee prior to adoption.

c)Amendments to Master Sublicense. Licensor shall have the right, at its sole discretion, to amend the Agreement to include additional or different quality control requirements, trademark and copyright notice provisions, and obligations regarding registration and administration of new marks from those set forth in Sections 5, 6, and 7 of the Original License, which changes shall be disclosed to and discussed with Licensee prior to adoption.

d)Additional Coverage. In addition to the Insurance Coverage called for in Section 5(5) of the Original License Agreement, Licensee shall secure a Directors and Officers liability insurance policy to cover its officers and directors with a reasonable amount. Any premium associated with the policy shall be paid by Licensee.

e)Licensed Properties. Licensor makes no representations, warranties, or covenants to Licensee regarding the Licensed Properties.

f)Concurrent Notice. Any notice or reporting required under the Original License Agreement shall be provided concurrently to both Licensor and Original Licensor.

g)Notice and Cure. Should Licensor at any time reasonably determine that Licensee’s uses of the Licensed Properties do not conform with the provisions of the Original License Agreement, it shall provide written notice to Licensee providing adequate information (including which location and specific examples or evidence) to permit that Party to cure the alleged deficiency and allow Licensee a commercially reasonable time to mitigate the alleged deficiency, in any event no less than seven days.

h)Notwithstanding the foregoing, the Parties acknowledge that this License grants Licensee the right to sublicense others to utilize the Licensed Properties only for the same authorized uses as lawfully available to Licensee. Any default by any Sublicensee shall not constitute a default by Licensee or any other Sublicensee and Licensor agrees to continue to honor and recognize such sublicense(s) so long as the Sublicensee is not itself in default to Licensor under the sublicense. Following any termination of this Agreement, Sublicensees shall have the right to continue any sublicense entered into prior to termination, provided that said Sublicensee complies with the sublicense then in effect and owing all duties and payments thereunder directly to Licensor.

6.MUTUAL REPRESENTATIONS, WARRANTIES, & COVENANTS

Each Party (the “Representing Party”) hereby represents, warrants, and covenants to the other Party as of the Effective Date as follows:

a)Legal Advice. The Representing Party has received or had the full opportunity to receive independent advice from attorneys of its choice with respect to this Agreement, which is an arms' length transaction entered into by sophisticated Parties.

b)Good Standing; Corporate Power. The Representing Party is an entity duly incorporated/formed, validly existing, and in good standing under the laws of the state of

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its jurisdiction, with the requisite capacity, power and authority to enter into and carry out its obligations under this Agreement.

c)Authorization; Enforceability; Approvals. The Representing Party has taken all necessary statutory and corporate action to authorize the execution, delivery and performance of this Agreement and each and every other agreement, document and instrument (if any) contemplated herein. Upon full execution hereof, the Representing Party's obligations are the legal, valid and binding obligations of such Party enforceable in accordance with its terms (subject to general equitable principles and-applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws). No consent, license, permit, order, approval or authorization of any governmental authority of a third party is required in connection with the execution and delivery of this Agreement.

d)No Conflicts. The execution, delivery or performance of this Agreement will not, with or without the giving of notice or passage of time: (i) violate any Law judgment, order, injunction, decree or ruling of any court or governmental authority applicable to the Representing Party; or (ii) breach the Representing Party's organizational documents.

e)No Brokers. There is no broker, agent, finder, or other intermediary entitled to a brokerage fee or other commission with respect to the consummation by the Representing Party of this Agreement.

f)No Litigation. There is no material claim, litigation, proceeding or investigation of any kind pending (or threatened) by or against the Representing Pany, nor to its knowledge is there any basis for such claim, litigation, proceeding or investigation.

g)No Insolvency. Neither the Representing Party nor, if the Representing Party is part of a larger corporate group, its direct and indirect parent legal entity(ies) (the “Parent(s)”), is insolvent, nor will not be rendered insolvent by the performance of this Agreement or making of any payment hereunder. Immediately after the Effective Date, the Representing Party and its Parent(s): (i) will be able to pay its/their liabilities as they become due; (ii) will not have unreasonably small capital with which to conduct its/their activities; and (iii) will have assets (at fair market value) exceeding its liabilities. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other legal proceeding under federal or state bankruptcy Law is pending against or contemplated by the Representing Party and its Parent(s).

h)No Banned Parties. Neither the Representing Party nor its Affiliates is a Federally prohibited Person. The Representing Party is in compliance with all applicable orders, rules, regulations, and recommendations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and any laws relating to terrorism or money laundering (including the U.S. Patriot Act). In this Agreement, a “Federally Prohibited Person” means any persons listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and/or a person identified as or affiliated with a person designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the US Patriot Act, or with whom a regulated lender is prohibited from dealing or otherwise engaging in

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any transaction by any terrorism or money laundering law; who commits, threatens, or conspires to commit or supports, “terrorism” as defined in the Executive order, or who is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

i)Cooperation. Each Party shall cooperate with the other Party to effectuate compliance with the Original License Agreement.

j)Survival. All representations and warranties of either Party in this Agreement, as well as all indemnities, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and remain effective for a period of three (3) years following termination hereof.

7.DISPUTE RESOLUTION; BREACHES; TERMINATION

a)Dispute Resolution. Any disputes hereunder shall be exclusively brought before the State and Federal courts of the State of Nevada having competent jurisdiction over the matter; and all parties hereby irrevocably consent to the personal jurisdiction of said courts.

b)Breaches; Cure Period. Any non-monetary breach committed by either party shall be subject to notice by the non-breaching Party and an opportunity to cure within twenty-one

(21) days, if the breach is logically capable of being cured. Any monetary breach committed by Licensee shall be subject to specific written notice and allowed a seven (7) day cure period (unless governed Sections 2(B) and/or 11(D)(3) of the Original License Agreement).

c)Events of Default; Remedies. In the event of either Party's material breach of this Agreement with no timely cure during the applicable cure period (if any), that shall constitute an “Event of Default.” Upon the occurrence of an Event of Default, the non- breaching Party may pursue all of its rights and remedies at Law and in equity, cumulatively, including without limitation: (i) an option to terminate this Agreement by written notice to the breaching Party; and, (ii) an option to demand specific performance; which do not preclude claims for injunctive, compensatory and other relief.

d)Election to Terminate.

(1)Termination with Cause (Breach). A non-defaulting Party may terminate in accordance with this Section following the occurrence of an Event of Default.

(2)Mutual Termination. The Parties may mutually terminate this Agreement by agreement, in accordance with the terms of any such agreement.

(3)Delay/Failure of First Project. See Section 2.B of the Original License Agreement.

(4)Other Grounds for Termination. A Party may terminate this Agreement under any other provisions of this Agreement or the Original License Agreement expressly providing for termination, if any.

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e)Effect of Termination.

Upon final and effective termination of this Agreement for any cause whatsoever:

(1)The License granted herein shall immediately terminate and any amounts due and owing at termination shall be due and payable in full within ninety (90) days.

(2)Within one (1) year of any termination of this Agreement, each Party shall phase out all use by that Party of the respective Licensed Marks, and during the phase-out, each Party shall have the right to exhaust any materials then in its possession and/or on order bearing a Licensed Mark. Pursuant to Sections 3.L and 8 of the Original License Agreement, Licensee’s rights in the New Marks shall not be affected by any termination of this Agreement and the New Marks shall continue to operate thereunder; but the Parties may discuss and mutually determine a closure and separation of the co-use arrangements of the New Marks through a plan concluded with the consent of both Parties, under Dispute Resolution procedures above.

(3)All rights that have accrued to Licensee because of its use of the Licensed Properties shall cease; provided, however, that all rights that have accrued to Licensee because of its use of the New Marks are governed by the relevant provisions of this Agreement and the Original License Agreement.

(4)Notwithstanding the foregoing, the Parties acknowledge that this License grants Licensee the right to sublicense others to utilize the Licensed Properties only for the same authorized uses as lawfully available to Licensee. Any default by any Sublicensee shall not constitute a default by Licensee or any other Sublicensee and Licensor agrees to continue to honor and recognize such sublicense(s) so long as the Sublicensee is not itself in default to Licensor under the sublicense. Following any termination of this Agreement, Sublicensees shall have the right to continue any sublicense entered into prior to termination, provided that said Sublicensee complies with the sublicense then in effect and owing all duties and payments thereunder directly to Licensor or Original Licensor, as provided for herein.

8.INDEMNIFICATION

a)Mutual Indemnity. Each Party (an “Indemnitor”) shall indemnify and hold harmless the other Party, its Affiliates, and its and their shareholders, members, partners, owners, directors, officers, managers, controlling persons, employees, agents, legal counsel, successors, and assigns, (each, an “Indemnitee”) from and against any losses, claims, allegations, suits, damages (including to persons and property), obligations, penalties, judgments, awards, liabilities, costs, expenses, fees, costs, disbursements, and settlements (if agreed to consistent with this Agreement and the Original License Agreement), including reasonable outside attorneys’ fees and costs (e.g., hired counsel, expert witness fees, costs of investigation, court costs, litigation expenses, travel expenses, collection costs and deposition costs) (collectively, “Losses”) asserted by a third party (i.e., not a Party hereto, nor its Affiliates but including Original Licensor), and arising from or relating to: (i) any breach by the Indemnitor of this Agreement or the Original License Agreement

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(whether or not it becomes an Event of Default); (ii) Indemnitor’s actions and omissions, including activities involving Indemnitor’s negligence, fraud, or willful misconduct, but excluding any Losses to the extent caused by an Indemnitee's own breach hereof or actions and omissions.

b)Procedures. An Indemnitee shall immediately notify Indemnitor of any claim or other liability subject to indemnification hereunder (but a failure to timely notify shall not relieve any liability of Indemnitor except, and only to the extent, Indemnitor suffers material prejudice by reason of such failure). Indemnitor shall have the right to: (i) assume the defense of such claim and select counsel; and (ii) consent to the entry of judgment with respect to, or otherwise settle, such claim and the other Party shall cooperate in the defense or prosecution of such claim; provided, however, that no such settlement may be done without the prior written consent of the other Party if such Party would have any liability thereunder, may face licensing or regulatory repercussions, or would have to admit any fault or wrongdoing.

c)Capital Raises. For the avoidance of doubt, Licensee affirms that it is the sole party with any responsibility to raise capital funding for the financing of any Business License location, and that Licensor will not have any responsibility or liability related to funding matters.

9.NON-ASSOCIATION; NON-PARTNERSHIP

a)Effect on Relationship. The Parties acknowledge and agree that the rights and obligations granted pursuant to this Agreement do not create any relationship between the Parties other than Licensor and Licensee. Among other things, the Parties’ relationship is not that of: (i) partners in a general or limited partnership; (ii) joint venturers; (iii) Affiliates; (iv) principal/agent; (v) fiduciary/principal; or (vi) employer/employee.

b)Non-partnership. Any reference from time to time to either Party as a “partner” of the other or similar term is only intended to reflect the Parties’ good-faith collaboration, not a legal partnership. The Parties acknowledge and agree that in no respect is Licensor sharing in, assuming, or otherwise liable for Licensee’s losses or liabilities, nor does Licensor have any management rights or control in or over Licensee’s business or Projects. If either Party were deemed a general partner of the other Party (despite the application of both Parties’ best efforts to prevent such result), and this created a risk of such Party becoming liable for any loss or liability of the other Party, the first Party shall have the right, in its sole discretion, with no additional cause, to modify this Agreement regarding the extent of such loss or liability, with retroactive effect (to the maximum extent permitted by applicable Law) to before any such loss or liability was incurred.

10.ASSIGNMENT AND SUBLICENSING

a)Effect of Assignment. The Parties acknowledge that their business ventures and operation, under the terms of this Agreement may involve new parties and entities. No assignment or transfer by a Party of any rights or responsibilities created by this Agreement shall take effect unless and until the assigning or transferring Party procures the assignee’s or

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transferee’s express written agreement to be bound in full to this Agreement, including the Original License Agreement. No such assignment or transfer, even if approved by the other Party or Original Licensor, shall waive or excuse the assigning or transferring Party’s obligations herein.

b)Assignment/Sublicensing. This Agreement and the rights hereunder may be assigned in whole or in part to an Affiliate and to non-Affiliate third parties with Licensor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Licensee shall have the right to grant sublicenses from its License rights to third parties and to entities, in which Licensee has an ownership interest without Licensor’s prior written consent.

11.MISCELLANEOUS

a)Confidentiality. Unless the other Party's prior, written approval is obtained, no Party shall disclose the fact of this Agreement, any portions of this Agreement or any of the contents thereof, to any third party except to the extent such disclosure is required by Law or court order and the non-producing Party has a reasonable opportunity (if permitted by Law) to ensure any disclosure .s subject to a protective order, motion to quash, or similar protective means. Notwithstanding the foregoing, each Party shall have the right to communicate the information to its employees, agents, financial lenders, Affiliates, and any third parties for the purpose of and to the extent necessary for carrying out its duties hereunder or in relation to the Business License, provided that each such recipient of confidential information is also bound to keep the information confidential.

b)Press Releases. Any news release, public announcement, advertisement or publicity released by any Party concerning this Agreement or the subject matter hereof shall be subject to the prior written approval of the other Party, not to be unreasonably withheld or delayed.

c)Survival. Notwithstanding termination, expiration, or cancellation of this Agreement (collectively referred to in this Section as a "Termination"), any provision hereof which should reasonably and logically survive Termination shall survive Termination of this Agreement for a reasonable period of time (and no less than three (3) years). In addition, notwithstanding Termination of this Agreement, all provisions of this Agreement necessary to interpret the rights and obligations of the Parties prior to such termination and/or enforce the same shall survive Termination.

d)Waiver. The failure of Licensor or Licensee at any time or from time to time to exercise any of their respective rights under this Agreement shall not be deemed to be a waiver of any such rights, nor shall it prevent Licensor or Licensee from subsequently asserting or exercising any of such rights.

e)Severability. The terms of this Agreement are severable. If any term is declared invalid, it shall not affect the remaining terms, which shall continue to be fully intact and binding upon the Parties. In lieu of such invalid term, there shall be added to this Agreement a term,

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that is valid, not void, and enforceable and is as similar (in intention and effect) to such invalid, void, or unenforceable term, as may be reasonably possible.

f)Governing Law. This Agreement constitutes and shall be deemed a contract made under the laws of the State of Nevada for all purposes and shall be interpreted and enforced in accordance with such laws, without regard to its conflicts of laws jurisprudence.

g)Prevailing Party. If any action, suit or proceeding is commenced under or in connection with this Agreement, including in any insolvency or bankruptcy proceeding, the losing Party (on the main issue(s)) shall pay to the prevailing Party all of the latter’s reasonable and customary attorneys' fees incurred in connection therewith, together with reasonable and customary costs and expenses.

h)Notices. Notices under this Agreement, to be effective, shall be in writing addressed to the other Party at the addresses above given or at any later address that is provided to the other Party, and delivered by overnight courier service, certified mail, personal/hand-delivery or through Internet mail (email) to addresses provided by the Parties and accompanied by customary documentation of delivery. A courtesy copy should be provided to:

John Harrington Baker Hostetler LLP

127 Public Square, Suite 2000

Cleveland, OH 44114-1214

jharrington@bakerlaw.com

i)Merger (Integration); Amendments. This Agreement sets forth all the terms and conditions between the Parties regarding Licensee’s right to use the Licensed Properties. All prior negotiations and agreements regarding the Licensed Properties are merged into this Agreement and cannot be changed or modified except as agreed to in a written document subsequently executed by a duly authorized representative of each of the Parties hereto.

j)No Third-Party Beneficiaries. Nothing herein is intended or shall be construed to give to any third person (except an Indemnitee or Affiliate, where indicated) any legal or equitable right, remedy or claim under or in respect of this Agreement.

k)Further Assurances. The Parties agree to do any reasonable act or thing and execute any and all reasonable documents or instruments which is or are necessary or customary to effectuate the provisions and intent of this Agreement; including any reasonable adjustments to specific terms or terms for insertion that may be required for a public offering or for acquisition of a publicly traded special purpose vehicle company shell (“SPV”) or similar circumstances to comply with state or federal regulations or otherwise improve upon the prospects for mutual success of the Project in the course of full funding and advancing both the progress and the prospects of the Project.

l)Force Majeure. “Force Majeure” means an event beyond a Party’s reasonable control which prevents that Party from performing an act required hereunder, during the time when such performance is required, and consists of the following events: labor disputes, civil

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commotion, war, warlike operation, sabotage, terrorist act(s), governmental regulations or control, fire or other casualty, inability to obtain any materials, or to obtain fuel or energy, weather or other acts of God, epidemic/pandemic, famine, disease, plague, quarantine and other health risks, and similar immobilizing events beyond the control of any Party. Force majeure does not consist of a Party’s financial inability. Whenever an event of Force Majeure prevents a Party's performance and written notice is given as early as possible to the other Party, that Party's performance shall be extended by a period equal to the number of days during which Force Majeure prevents performance.

m)Document Construction. No provision hereof shall be construed for or against a Party based on the extent to which such Party or its counsel drafted or revised that provision. Each Party has reviewed this Agreement and consulted with counsel. Personal pronouns shall be construed as though of the gender and number required by the context, and the singular shall include the plural and vice versa as required by context. Any use of the term “including” shall be deemed to state “including without limitation.” The captions of Agreement sections are for convenience only and do not modify such provisions.

n)Counterparts. This Agreement may be entered into in multiple counterparts, all of which constitute one Agreement. Signatures may be delivered by facsimile, email, or DocuSign/Adobe (or similar) software with the same force and effect as originals.

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

LICENSOR:LICENSEE:

ADVENT LICENSING, LLCBUFFALO CHIP GLOBAL, INC.

By:  By:

Mark Advent, ManagerMark Advent, Manager